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Offer to Purchase for Cash
by
AB ELECTROLUX

One in every 20 Shares of its Common Stock
Including Shares represented by American Depositary Shares ("ADSs")
(together with 20 Rights or 20 ADS Rights
for each Share or ADS tendered, respectively)
At a Redemption Price of SEK 400 per ADS,
SEK 200 per Class A Share and SEK 200 per Class B Share

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, JUNE 1, 2004.

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase, dated May 4, 2004 (the "Offer to Purchase"), in connection with a share redemption program (the "Share Redemption") to be conducted in accordance with Swedish law by AB Electrolux, a company organized under the laws of Sweden (the "Company"), pursuant to which the Company will offer to redeem one in every 20 outstanding shares of Class A Common Stock, 5 Swedish kronor ("SEK" or "Swedish kronor") par value per share ("Class A Shares"), and one in every 20 outstanding shares of Class B Common Stock, SEK 5 par value per share ("Class B Shares", and together with the Class A Shares, the "Shares"), including Class B Shares underlying the Company's ADSs (the "Underlying Shares"). Each of the Company's ADSs represents two Class B Shares and is evidenced by an American Depositary Receipt (an "ADR"). The Bank of New York acts as depositary for the ADSs, pursuant to that certain Deposit Agreement dated as of April 20, 2004, by and among the Company, the depositary and the holders from time to time of ADRs thereunder (the "Deposit Agreement"), and as depositary for the receipt of tenders under the Offer to Purchase (the "Depositary").

        In the United States, the Share Redemption will be conducted in the form of an issuer tender offer in accordance with Section 13(c) and Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, pursuant to a request for relief under the tender offer rules of the Exchange Act to the Staff of the Securities and Exchange Commission (the "Commission") to permit the Offer (as defined below) to be conducted in compliance with Swedish law and practice. Pursuant to such issuer tender offer, the Company offers to redeem Shares from all holders of Shares and ADSs, including each owner who is a registered holder of Shares with a VP-account, who is located in the United States (together, the "U.S. Shareholders"), in accordance with the terms and conditions described or referred to in the Offer to Purchase, as well as in accordance with the terms and conditions described or referred to in letters of transmittal and accompanying documents (the "Letters of Transmittal", and together with the Offer to Purchase, the "Offer"). Morrow & Co., Inc. has been appointed by the Company to act as information agent (the "Information Agent") in connection with the Offer.

        The Share Redemption is being effected through the distribution, on April 28, 2004, by the Company of (i) one right for each outstanding Class A Share (a "Class A Right") to all holders of Class A Shares who were holders of record on April 26, 2004, (ii) one right for each outstanding Class B Share (a "Class B Right") to all holders of Class B Shares who were holders of record on April 26, 2004 (a Class B Right and a Class A Right, together, the "Rights") and (iii) one right for each outstanding ADS (an "ADS Right") to all holders of ADSs who were holders of record on April 26, 2004. Twenty Rights distributed in respect of a particular class of Shares, other than Underlying Shares represented by ADSs, will entitle the holder thereof to tender for redemption, for cash, one Share of that class, other than an Underlying Share represented by an ADS, from such holder at the share redemption price (the "Share Redemption Price"). For the first 50 Shares tendered, holders will be entitled to use either Class A Rights or Class B Rights. Twenty ADS Rights will entitle the holder thereof to tender for redemption, for cash, one ADS from such holder at the ADS redemption price (the "ADS Redemption Price" together with the Share Redemption Price, the "Redemption Price"). The Redemption Price per share is SEK 200 per Class A Share and SEK 200 per Class B Share (including Class B Shares underlying ADSs resulting in a Redemption Price per ADS of SEK 400). Holders may tender Shares or ADSs pursuant to the Offer from 9:00 a.m. New York City time, on May 4, 2004 (the "Commencement Date"), until the expiry of the Offer at 12:00 midnight, New York City time, on June 1, 2004 (the "Expiration Date").

        From May 4, 2004 through May 26, 2004, the Rights will be listed for trading on the Stockholm Stock Exchange under the symbols "ELUX SRA" and "ELUX SRB", respectively. ADS Rights will be listed for trading on NASDAQ under the symbol "ELUXR" from May 4, 2004 through June 1, 2004, namely, throughout the period of the Offer. The Company proposes to make arrangements, which are to be described in a form accompanying the Letters of Transmittal, enabling each holder of Rights or ADS Rights to sell (a "Sell Order Transaction") up to (i) 1,000 Class A Rights or (ii) 1,000 Class B Rights or (iii) 500 ADS Rights (or any combination of Class A Rights and Class B Rights totaling not more than 1,000 Rights), as applicable, free of broker fees.

        In order to validly tender Shares or ADSs pursuant to the Offer, an U.S. shareholder must (i) properly complete and duly execute the appropriate sections of the Letters of Transmittal (or facsimile thereof), and any other documents required by the Letters of Transmittal in accordance with the instructions set forth therein, which must be received by the Depositary on or prior to the Expiration Date of June 1, 2004 at one of its addresses set forth on the back cover of the Offer to Purchase, or (ii) comply with the guaranteed delivery procedure for tendering Shares or ADSs as described in the Offer to Purchase and Letters of Transmittal. Rights and ADS Rights which are not exercised in connection with the tender of Shares or ADSs by 12:00 midnight, New York City time, on June 1, 2004, will expire worthless.

        At the Company's Annual General Meeting of Shareholders held on April 21, 2004, the shareholders voted to initiate redemptions of the Company's outstanding Shares.

  Approval of Share Redemption Payment of Redemption Price

        The Company expects it will take approximately six U.S. business days after the Expiration Date, i.e., until approximately June 9, 2004, to calculate the exact number of Shares that have been tendered for redemption under both the Swedish Offer and the Offer. The number of Shares to be redeemed under both the Swedish Offer and the Offer constitutes the "Total Share Number". Once the Total Share Number has been calculated, the Company will issue a press release stating the Total Share Number. This press release is scheduled on or about June 9, 2004.

        An extraordinary general meeting (the "EGM") of Electrolux's shareholders will be convened to duly approve the Share Redemption of the Total Share Number, at a per Share price equal to the Share Redemption Price. Under Swedish law, the Share Redemption must be approved by at least two-thirds of the Shares present, and two-thirds of the votes cast, at the EGM. The EGM is expected to be on or about June 16, 2004.

        The Offer is conditioned, first, on the shareholders approving, by the requisite two-thirds majority at the EGM on or about June 16, 2004, a single package of resolutions consisting of the Share Redemption, a new issue of Class C shares, redemption of the newly issued Class C shares and a transfer to the statutory reserve; and, second, the registration of the Share Redemption by the Swedish Patent and Registration Office. The issue and redemption of the Class C shares is necessary under Swedish law in place of the time-consuming process of obtaining Swedish court approval for the Share Redemption. If the conditions to the Offer are satisfied at the EGM and necessary registrations are made with the Swedish Patent and Registration Office on or about June 24, 2004, Electrolux will be irrevocably bound to consummate the Share Redemption. Electrolux will pay the Redemption Price per Share to tendering holders as soon as practicable thereafter.

        Under VPC's standard procedure and practice, such payment is expected to be made on or about June 30, 2004. The Depositary will convert the Swedish kronor amounts it receives from the Company into U.S. dollars and will distribute the proceeds, net of conversion expenses and any Swedish withholding tax, to holders who tendered ADSs on or about July 8, 2004.

        Payment of the Redemption Price for each Share, other than Underlying Shares represented by ADSs, tendered by an U.S. Shareholder will be made in Swedish kronor and paid on June 30, 2004 (i) to a bank account linked to the shareholder's account with VPC AB (the "VPC" and the "VP-account"); or if no bank account is linked to the shareholder's VP-account (ii) by way of a check in Swedish kronor mailed to the address registered with the VPC; or in the case of nominee-registered shareholders (iii) by way of the normal procedures already established with such nominee. All payments will be made net of Swedish withholding tax.

        Neither the Company nor its Board of Directors makes any recommendation whether or not to tender any Shares or ADSs. Each holder must make its own decision whether to tender Shares or ADSs and, if so, how many Shares or ADSs to tender.

        Your attention is invited to the following:

          1.     The Offer is being made for up to 15,330,530 Shares, including Underlying Shares represented by ADSs.

          2.     Rights and ADS Rights which are not exercised and transferred to the Company with tendered Shares or ADSs by 12:00 midnight, New York City time, on June 1, 2004 will expire worthless.

          3.     The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on June 1, 2004.

        We are the holder of record of Shares or ADSs held by us for your account. As described above, on May 4, 2004, the Letters of Transmittal and accompanying documents will be mailed by the Company to us as holders of Shares and ADSs of record or April 26, 2004, and we will furnish such documents to you. However, a tender of Shares or ADSs can be made only by us as the holder of record on your behalf and pursuant to your instructions. Therefore, the Letters of Transmittal and accompanying documents furnished by us to you will be for your information only and cannot be used by you to tender Shares or ADSs held by us for your account.

        In addition to the Letters of Transmittal and accompanying documents referred to above, we are also furnishing you with forms of instructions, to be properly completed and duly executed by you, instructing us as to whether you wish to have us tender on your behalf any of the Shares or ADSs held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date of June 1, 2004.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address or telephone number set forth on the back page of the Offer to Purchase.

INSTRUCTION FORM

With Respect to the
Offer to Purchase for Cash
by
AB ELECTROLUX

One in every 20 Shares of its Common Stock
Including Shares represented by American Depositary Shares ("ADSs")
(together with 20 Rights or 20 ADS Rights for each
Share or ADS tendered, respectively)
At a Redemption Price of SEK 400 per ADS,
SEK 200 per Class A Share and SEK 200 per Class B Share

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 1, 2004.

        The undersigned acknowledge(s) receipt of the Offer to Purchase, dated May 4, 2004, of AB Electrolux (the "Offer to Purchase"), a company organized under the laws of Sweden (the "Company"), as well as receipt with this INSTRUCTION FORM of a "To Our Clients" letter from brokers, dealers, commercial banks, trust companies and other nominees, a "Letter of Transmittal To Tender Shares of Common Stock", a "Letter of Transmittal To Tender American Depositary Shares ("ADSs")", a "Notice of Guaranteed Delivery", and the form entitled "SELL ORDER TRANSACTIONS". The undersigned further acknowledge(s) the following: Such documents are being provided by the Company in connection with the Company's offer to purchase shares of Common Stock and ADSs in accordance with the terms and conditions described or referred to in the Offer to Purchase, and described or referred to in the foregoing Letters of Transmittal and accompanying documents (the "Letters of Transmittal", and together with the Offer to Purchase, the "Offer"). The Offer is being made in connection with a share redemption program being conducted by the Company in accordance with Swedish law (the "Swedish Offer", and together with the Offer, the "Share Redemption"), pursuant to which the Company offers to redeem one in every 20 outstanding shares of Class A Common Stock, 5 Swedish Kronor ("SEK" or "Swedish kronor") par value per share ("Class A Shares") and one in every 20 outstanding shares of Class B Common Stock, SEK 5 par value per share ("Class B Shares", and together with the Class A Shares, the "Shares"), including Class B Shares underlying the Company's ADSs (the "Underlying Shares"). Each of the Company's ADSs represents two Class B Shares and is evidenced by an American Depositary Receipt (an "ADR"). The Bank of New York acts as depositary for the ADSs. The Bank of New York, in such capacity and as depositary for the receipt of tenders under the Offer is referred to herein as the "Depositary". The Offer is being made to all holders of Shares and ADSs, including each owner who is a registered holder of Shares with a VP-account, who is located in the United States (together, the "U.S. Shareholders").

        The Share Redemption is being effected through the distribution, on April 28, 2004, by the Company of (i) one right for each outstanding Class A Share (a "Class A Right") to all holders of Class A Shares who were holders of record on April 26, 2004, (ii) one right for each outstanding Class B Share (a "Class B Right") to all holders of Class B Shares who were holders of record on April 26, 2004 (a Class B Right and a Class A Right, together, the "Rights") and (iii) one right for each outstanding ADS (an "ADS Right") to all holders of ADSs who were holders of record on April 26, 2004. Twenty Rights distributed in respect of a particular class of Shares other than

Underlying Shares represented by ADSs, will entitle the holder thereof to tender for redemption, for cash, one Share of that class, other than an Underlying Share represented by an ADS, from such holder at the Share redemption price (the "Share Redemption Price"). For the first 50 Shares tendered, holders will be entitled to use either Class A Rights or Class B Rights. Twenty ADS Rights will entitle the holder thereof to tender for redemption, for cash, one ADS from such holder at the ADS Redemption Price (the "ADS Redemption Price" together with the Share Redemption Price, the "Redemption Price"). The Redemption Price per share is SEK 200 per Class A Share and SEK 200 per Class B Share (including Class B Shares underlying ADSs resulting in a Redemption Price per ADS of SEK 400). Holders may tender Shares or ADSs pursuant to the Offer from 9:00 a.m. New York City time, on May 4, 2004 (the "Commencement Date"), until the expiry of the Offer at 12:00 midnight, New York City time, on June 1, 2004 (the "Expiration Date").

        From May 4, 2004 through May 26, 2004, the Rights will be listed for trading on the Stockholm Stock Exchange under the symbols "ELUX SRA" and "ELUX SRB". ADS Rights issued in respect of ADSs will be listed for trading on NASDAQ from May 4, 2004 through June 1, 2004, namely, throughout the period of the Offer under the symbol "ELUXR". The Company has made arrangements, described in the form entitled "SELL ORDER TRANSACTIONS", enabling each holder of Rights and/or ADS Rights to sell up to (i) 1,000 Class A Rights or (ii) 1,000 Class B Rights or (iii) 500 ADS Rights (or any combination of Class A Rights and Class B Rights totaling not more than 1,000 Rights), as applicable, free of broker fees. Simultaneously with this document, the Company has made available the Letters of Transmittal and accompanying documents enabling U.S. Shareholders to tender Shares or ADSs pursuant to the Offer. U.S. Shareholders may tender Shares or ADSs pursuant to the Offer from 9:00 a.m. New York City time on May 4, 2004 (the "Commencement Date"), until the Expiration Date.

        Under the Offer, Rights and ADS Rights which are not exercised in connection with the tender of Shares or ADSs by 12:00 midnight, New York City time, on the Expiration Date of June 1, 2004, will expire worthless.

  Approval of Share Redemption Payment of Redemption Price

        The Company expects it will take approximately six U.S. business days after the Expiration Date, i.e., until approximately June 9, 2004, to calculate the exact number of Shares that have been tendered for redemption under both the Swedish Offer and the Offer. The number of Shares to be redeemed under both the Swedish Offer and the Offer constitutes the "Total Share Number". Once the Total Share Number has been calculated, the Company will issue a press release stating the Total Share Number. This press release is scheduled on or about June 9, 2004.

        As soon as practicable after the Total Share Number is calculated, an extraordinary general meeting (the "EGM") of Electrolux's shareholders will be convened to duly approve the Share Redemption of the Total Share Number, at a per Share price equal to the Share Redemption Price. Under Swedish law, the Share Redemption must be approved by at least two-thirds of the Shares present, and two-thirds of the votes cast, at the EGM. The EGM is expected to be on or about June 16, 2004.

        The Offer is conditioned, first, on the shareholders approving, by the requisite two-thirds majority at the EGM on or about June 16, 2004, a single package of resolutions consisting of the Share Redemption, a new issue of Class C shares, redemption of the newly issued Class C shares and a transfer to the statutory reserve; and, second, registration of the Share Redemption by the Swedish Patent and Registration Office. The issue and redemption of the Class C shares is necessary under Swedish law in place of a time-consuming process of obtaining Swedish court approval for the Share Redemption. If the conditions to the Offer are satisfied at the EGM and necessary registrations are made with the Swedish Patent and Registration Office on or about June 24, 2004, Electrolux will be irrevocably bound to consummate the Share Redemption. Electrolux will pay the Redemption Price per Share to tendering holders as soon as practicable thereafter. Under VPC's standard procedure and practice, such payment is expected to be made on or about June 30, 2004. The Depositary will convert the Swedish kronor amounts it receives from the Company into U.S. dollars and will distribute the proceeds, net of conversion expenses and any Swedish withholding tax, to holders who tendered ADSs on or about July 8, 2004.

        Payment of the Redemption Price for each Share, other than Underlying Shares represented by ADSs, tendered by an U.S. Shareholder will be made in Swedish kronor and paid on June 30, 2004 (i) to a bank account linked to the shareholder's account with VPC AB (the "VPC" and the "VP-account"); or if no bank account is linked to the shareholder's VP-account (ii) by way of a check in Swedish kronor mailed to the address registered with the VPC; or in the case of nominee-registered shareholders (iii) by way of the normal procedures already established with such nominee. All payments will be made net of Swedish withholding tax.

        For Swedish tax purposes, the payment of the Redemption Price pursuant to the Offer to persons who are not tax residents of Sweden will be treated as a dividend for Swedish tax purposes and thereby subject to a Swedish withholding tax. See the discussion contained in the Offer to Purchase under "The Offer—Material U.S. Federal and Swedish Income Tax Consequences to U.S. Holders—Taxation of Exercise of Rights and Redemption of shares or ADSs Pursuant to the Offer". Consequently, U.S. Holders should consult their own tax advisors regarding the relative merits of disposing of their Rights or ADS Rights, and their Shares or ADSs, as the case may be, pursuant to the Offer or, in the alternative, in a transaction on the open market.

        Neither the Company nor its Board of Directors makes any recommendation whether or not to tender any shares or ADSs. Each holder must make its own decision whether to tender shares or ADSs and, if so, how many shares of ADSs to tender.

        The undersigned hereby instruct(s) you to tender the number of Shares and ADSs, and to effect the sale of the number of Rights and ADS Rights in Sell Order Transactions (as described in the form entitled "SELL ORDER TRANSACTIONS"), pursuant to the terms and subject to the conditions of the Offer.

1.     Tender of Shares:

        Aggregate number of Class A Shares and Class B Shares to be tendered for the account of the undersigned.

Class A Shares (Number)	Class B Shares (Number)

        Number of Rights (representing 1,000 Rights (which may be either Class A Rights or Class B Rights) for the first 50 Shares (which may be either Class A Shares or Class B Shares) tendered, and 20 Class A Rights for each additional Class A Share or 20 Class B Rights for each additional Class B Share being tendered) which, pursuant to the terms and conditions of the Offer, are hereby authorized to be transferred to AB Electrolux in connection with the tender of Class A Shares or Class B Shares.

Class A Rights (Number)	Class B Rights (Number)

2.     Tender of ADSs:

        Aggregate number of ADSs to be tendered for the account of the undersigned.

ADSs (Number)

        Number of ADS Rights (representing 20 ADS Rights for each ADS tendered) which, pursuant to the terms and conditions of the Offer, are hereby authorized to be transferred to the Company in connection with the tender of ADSs under the Offer.

ADS Rights (Number)

3.     Sell Order Transactions

        Number of Rights and ADS Rights to be sold for the account of the undersigned in Sell Order Transactions

Class A Rights (Number)	Class B Rights (Number)
ADS Rights (Number)

        The undersigned certifies that it will not seek to sell, directly or through a nominee, more than a total of 1,000 Class A or 1,000 Class B Rights or 500 ADS Rights (or any combination of Class A Rights and Class B Rights totaling not more than 1,000 Rights).

SIGNATURE BOX

Signature(s)
Dated	, 2004
Name(s) and Address(es)

(Please Print)
Area Code and Telephone Number
Account Number
VP-account number (if applicable)
0 0 0 - -
Taxpayer Identification or Social Security Number

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SIGNATURE BOX